Exhibit D

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, related to post-qualification amendment, of our Independent Auditor's Report dated February 4, 2019 relating to the balance sheet of Circle of Wealth Fund III LLC as of December 31, 2018, and the related statements of operations and changes in member's equity, and cash flows for the period then ended and the related notes to the financial statements.

/s/ Armanino LLP

Armanino LLP

San Ramon, California

February 5, 2020